Exhibit 99.1

Media:	David M. Rosen	Investors:	John Elicker
	Office: (609) 252-5675		Office: (212) 546-3775
	Pager: (866) 308-4484		john.elicker@bms.com
david.m.rosen@bms.com

BRISTOL-MYERS SQUIBB STATEMENT ON MURAGLITAZAR, AN

INVESTIGATIONAL ORAL TREATMENT FOR TYPE 2 DIABETES

PRINCETON, NEW JERSEY (December 22, 2005) – As previously disclosed, Bristol-Myers Squibb Company (NYSE: BMY) agreed to begin discussions with Merck & Co., Inc. to terminate the collaborative agreement for muraglitazar, the company’s investigational oral medicine for the treatment of type 2 diabetes.

The companies have reached a mutually acceptable termination agreement, with all rights to muraglitazar returning to Bristol-Myers Squibb as of December 21, 2005. The termination agreement also covers the reversion to Bristol-Myers Squibb of a back-up compound to muraglitazar.

Bristol-Myers Squibb is continuing discussions with the U.S. Food and Drug Administration (FDA) and is considering a range of options including conducting additional studies or terminating further development of muraglitazar. The additional studies could take approximately five years to complete.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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This press release contains certain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 regarding a product in development that involves substantial risks and uncertainties. Such risks and uncertainties include, among other things, the uncertainty of the success of the research and development activities; decisions by regulatory authorities regarding whether and when to approve any new drug application for a product candidate that may result from the research, as well as their decisions regarding labeling and other matters that could affect the commercial potential of such product candidate; and competitive developments. A further list and description of risks and uncertainties can be found in the Bristol-Myers Squibb’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in its reports on Form 10-Q and Form 8-K. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.